As filed with the Securities and Exchange Commission on May 11, 1998.

                                                            File Nos. 33-[_____]
                                                                     811-[_____]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  DLJ High Yield Bond Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

       277 Park Avenue, New York, New York  10172

Telephone Number (including area code):  212-892-6692

Name and address of agent for service of process:


                               G. Moffett Cochran
                                    Chairman
                           DLJ Asset Management Group
                                 277 Park Avenue
                            New York, New York 10172

With copies of Notices and Communications to:

   Pierre de Saint Phalle, Esq.           Sharon Spodak, Esq.                    Philip H. Harris, Esq.
       Davis Polk & Wardwell               General Counsel              Skadden, Arps, Slate, Meagher & Flom LLP
       450 Lexington Avenue           DLJ Asset Management Group                    919 Third Avenue
     New York, New York  10017             277 Park Avenue                      New York, New York  10022
                                       New York, New York 10172

Check appropriate box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and state of New York on the 11th day of May, 1998.

[SEAL]                                   DLJ High Yield Bond Fund

                                         By: /s/ G. Moffett Cochran
                                            -----------------------------------
                                            G. Moffett Cochran
                                               Trustee, Chief Executive Officer
                                                  and Chief Financial Officer